Pricing Supplement No. 9           Filing under Rule 424(b)(3)
          Dated September 15, 1998           Registration No. 33-46605
          (To Prospectus dated
          September 15, 1997 and
          Prospectus Supplement
          dated September 15, 1997)


                                     $45,000,000
                              MDU RESOURCES GROUP, INC.
                         SECURED MEDIUM-TERM NOTES, SERIES A


          Principal Amount:                            $15,000,000
          Interest Rate:                               5.83% per annum
          Maturity Date:                               October 1, 2008
          Issue Price:                                 100%
          Agent's Commission/Discount:                 .625%
          Net Proceeds to the Company:                 99.375%
          Redemption Provisions:                       Not redeemable
          Sinking Fund Provisions:                     None
          Original Issue Date:                         September 18, 1998

                    As of the date of this Pricing Supplement, the aggregate principal amount of the Notes (as defined in the Prospectus) that have been sold (including the Notes to which this Pricing Supplement relates) is $150,000,000.


                                     UNDERWRITING


                    Subject to the terms and conditions set forth in a Terms Agreement, dated September 15, 1998, between Salomon
          Smith Barney Inc. (the "Purchaser") and MDU Resources Group,
          Inc. (the "Company"), the Purchaser has agreed to purchase from the Company, and the Company has agreed to sell to the Purchaser, as principal, $15,000,000 principal amount of the Notes. (See "Supplemental Plan of Distribution" in the Prospectus Supplement".)


                                   USE OF PROCEEDS

                    The net proceeds from the sale of the Notes to which this Pricing Supplement relates will be used for refunding outstanding commercial paper obligations which bear interest at a weighted average cost of 5.62%.